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        EXHIBIT 10(d) - INCENTIVE STOCK OPTION PLAN, SECOND AMENDMENT

              AMENDMENT NO. 2 TO NATIONAL CITY BANCSHARES, INC.
                         INCENTIVE STOCK OPTION PLAN


Effective March 19, 1997, the Board of Directors of National City Bancshares, Inc. amended the National City Bancshares, Inc., Incentive Stock Option Plan as follows:

1.       The first paragraph of Article II was amended to read as follows:

         The Plan shall be administered by the Compensation Committee (the "Committee") which shall consist of three or more members of the Board of Directors of National City Bancshares, Inc. (the "Board of Directors"), each of whom shall be a "non-employee director" as provided under Rule 16b-3 of the Securities Exchange Act of 1934, as amended. Members of the Committee shall be appointed by and shall serve at the pleasure of the Board of Directors. A majority of the Committee shall constitute a quorum and acts of the majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee, shall be deemed to be valid acts of the Committee. No members of the Committee shall be eligible to receive an option under the Plan.

2.       Article V(g)(2) was amended in its entirety to read as follows:

         (2) DISABILITY. Options granted under the Plan may be exercised within one year after the termination of the employment of the Optionee by reason of the Disability (as hereinafter defined) of the Optionee and the option shall be exercisable for all of the shares covered thereby. For purposes of the Plan, "Disability" means total and permanent disability as determined by the Committee pursuant to Section 22 (e)(3) of the Code.